Exhibit 99.1

VIVUS Regains Compliance with Nasdaq Listing Requirements

CAMPBELL, Calif., Sept. 26, 2018 — VIVUS, Inc. (Nasdaq: VVUS) (the “Company”), a biopharmaceutical company that develops and commercializes novel therapeutic products to address unmet medical needs in human health, announced today that it has regained full compliance with Nasdaq listing requirements.

In a letter dated September 25, 2018, Nasdaq informed the Company that it has achieved compliance with the minimum bid price rule and is in compliance with other applicable requirements required for continued listing on The Nasdaq Capital Market.

“When we assembled the new management team in April, combining three new officers with the existing VIVUS team, we articulated a set of key priorities. These included, restructuring our debt, closing the PANCREAZE acquisition, developing a strategy to grow Qsymia, improving our analytical capabilities and regaining Nasdaq compliance,” said John Amos, Chief Executive Officer at VIVUS. “We believe that the accomplishment of these important strategic actions along with the liquidity available through listing on The Nasdaq Capital Market will be beneficial as we continue to execute on our strategy to transform VIVUS into a profitable, sustainable business that creates value for patients and stockholders.  We have worked diligently with our Board and the employees of VIVUS to ensure we regained Nasdaq compliance, and we are pleased to have achieved this important objective.”

About VIVUS

VIVUS is a biopharmaceutical company committed to the development and commercialization of innovative therapies that focus on advancing treatments for patients with serious unmet medical needs. For more information about the Company, please visit www.vivus.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks, uncertainties and other factors, including risks and uncertainties related to potential change in our business strategy to enhance long-term stockholder value; risks and uncertainties related to our ability to address or potentially reduce our outstanding balance of the convertible notes due in 2020; risks and uncertainties related to the timing, strategy, tactics and success of the marketing and sales of PANCREAZE; risks and uncertainties related to our commercialization of PANCREAZE as a new product and our recently changed management team initiating the commercialization of PANCREAZE; risks and uncertainties related to our, or our partner’s, ability to successfully commercialize Qsymia; risks and uncertainties related to the impact, if any, of changes to our Board of Directors and senior management team; and risks and uncertainties related to our ability to retain compliance with Nasdaq listing requirements. These risks and uncertainties could cause actual results to differ materially from those referred to in these forward-looking statements. The reader is cautioned not to rely on these forward-looking statements. Investors should read the risk factors set forth in VIVUS’ Form 10-K for the year ended December 31, 2017 as filed on March 14, 2018, and as amended by the Form 10-K/A filed on April 26, 2018, and periodic reports filed with the Securities and Exchange Commission. VIVUS does not undertake an obligation to update or revise any forward-looking statements.

VIVUS, Inc.	Investor Relations: Lazar Partners
Mark Oki	David Carey
Chief Financial Officer	Managing Director
oki@vivus.com	dcarey@lazarpartners.com
650-934-5200	212-867-1768